EXHIBIT 99.1

For Immediate Release	Contact: Jack Clegg, CEO
484-947-2000

CAMDEN PARTNERS INVESTS $6,000,000

INTO NOBEL LEARNING COMMUNITIES, INC.

West Chester, PA, June 17, 2003 — Nobel Learning Communities, Inc. (NASDAQ:NLCI), a leading for-profit provider of education and school management services for the pre-elementary through 12th grade market, announced that the Company and Camden Partners closed their transaction on Tuesday, June 17, 2003. Camden Partners has invested $6 million into Nobel Learning Communities, Inc. in the form of preferred stock convertible to common stock at $4.50/share.

David Warnock, a founding and managing partner of Camden Partners, has joined the Board of Directors of Nobel Learning Communities, Inc. Mr. Warnock said, “We are enthusiastic about our investment in Nobel Learning Communities. The Company is the leader in providing high-quality, private pre-elementary-12th grade schooling. We see substantial growth opportunities in Nobel Learning Communities’ traditional programs, as well as its expanding special education offerings. We also believe our capital and ongoing involvement will materially assist Nobel Learning Communities in delivering higher returns to our stockholders and to the parents of the children we educate.”

Jack Clegg, Chairman and CEO of Nobel Learning Communities, Inc., stated, “Camden Partners and David Warnock are excellent additions to the Company’s investor base and the Board of Directors. Their experience in the education field was a definite plus and Camden Partners sees Nobel Learning Communities, Inc. as a significant investment growth opportunity and are willing to support the strategic plan.” Clegg also said that this capital infusion coupled with the recent funding agreement with Fleet and Commerce Banks puts the Company on a much more solid financial footing to take advantage of the existing market opportunity. The proceeds from this transaction will be used to reduce the Company’s outstanding debt balances and for working capital purposes. “This is a great way to end our fiscal year and get ready for the next,” stated Clegg.

David L. Warnock prior to founding Camden Partners Holdings, LLC, (and its predecessor Cahill, Warnock & Company) an asset management firm established to make private equity investments, had been employed from 1983 through 1995 at T. Rowe Price Associates. He was the President of T. Rowe Price Strategic Partners and T. Rowe Price Strategic Partners II, private equity partnerships. Mr. Warnock was also an Executive Vice President of the T. Rowe Price

New Horizons Fund. He serves on the Board of Directors of seven companies, including Touchstone Applied Science, a provider of manual and on-line testing, assessment and publications to the K-4 marketplace, Concorde Career Colleges, Inc., which operates vocational education colleges focused on a health care curriculum, Blue Rhino Corp., which provides branded products and services for retailers including branded propane cylinder tank exchange, CardSystems Solutions, Inc., a leading provider of end-to-end electronic payment-processing services, and Bridges Learning Systems, a provider of education services focused on children with learning disabilities. He is also Chairman of the Boards of Directors of Calvert Education Services, the nation’s largest non-sectarian home-schooling company.

Nobel Learning Communities, Inc. operates 178 schools in 15 states consisting of private schools and charter schools; pre-elementary, elementary, middle, specialty high schools and schools for learning challenged children clustered within established regional learning communities.

About Camden Partners

Camden Partners is a Baltimore-based private equity firm dedicated to funding and participating in the growth of well-managed emerging public company businesses within the business services, health care and education industries. Current investments include: Infocrossing, Inc., Blue Rhino, Concorde Career Colleges, Superior Consultant Holdings and Pharmanetics. For more information, please visit Camden Partners’ Web site at www.camdenpartners.com.

Except for historical information contained in this press release, the information in this press release consists of forward looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Potential risks and uncertainties include changes in market demand, market condition and competitive activities, and the acceptance of newly developed and converted schools. Other risks and uncertainties are discussed in NLCI’s filings with the SEC.

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